UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia		23116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 5, 2011, Owens & Minor, Inc. (the “Company”) adopted a Rule 10b5-1 plan for the purpose of repurchasing up to $7.5 million in shares of its common stock on the open market in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. This plan has been established in connection with the Company’s $50 million share repurchase program previously announced on February 7, 2011. The plan will expire on July 31, 2011 unless earlier terminated in accordance with its terms and may be terminated by the Company at any time. The Company may from time to time enter into other 10b5-1 plans in connection with its share repurchase program, which may continue through February 2014.

The purpose of the Company’s 10b5-1 plan is to allow the Company to repurchase its shares at times when it might otherwise be prevented from doing so under insider trading laws and internal corporate policies such as blackout periods. Under the plan, a broker selected by the Company has the authority, within guidelines specified in the plan, to repurchase shares on the Company’s behalf in accordance with the terms of the plan. Repurchases are subject to regulations of the Securities and Exchange Commission as well as certain price, market volume and timing constraints specified in the plan. Accordingly, the number of shares that will actually be purchased under the plan is not certain. Except to the extent required by law, the Company does not undertake to report Rule 10b5-1 plans that may be adopted by the Company in the future or to report any modifications or termination of any publicly announced trading plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: May 13, 2011	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General
Counsel and Corporate Secretary